THE SALE AND ISSUANCE OF THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THESE SECURITIES, INCLUDING THE SHARES OF STOCK ISSUABLE UPON CONVERSION OF THIS NOTE, HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE DISTRIBUTION THEREOF AND MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS (I) A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO THESE SECURITIES AND SUCH DISPOSITION IS IN COMPLIANCE WITH APPLICABLE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION OR (II) THERE IS AN OPINION OF COUNSEL OR OTHER EVIDENCE, IN EITHER CASE, SATISFACTORY TO THE COMPANY, THAT AN EXEMPTION THEREFROM IS AVAILABLE AND THAT SUCH DISPOSITION IS IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.


                          HANKERSEN INTERNATIONAL CORP

                           CONVERTIBLE PROMISSORY NOTE


June ____, 2008                                              $__________________

HANKERSEN INTERNATIONAL CORP., a Delaware corporation (together with its successors and assigns, "ISSUER"), for value received, hereby promises to pay on the Maturity Date (as defined below) to _________________________ ("NOTEHOLDER") and its successors, transferees and assigns, by wire transfer of immediately available funds to an account designated by Noteholder by written notice to Issuer the principal sum of _________________ Dollars ($_________________) or,
if less, the aggregate unpaid principal amount outstanding on the Maturity Date, together with interest as provided below in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

         This Note (the "NOTE") is one of a duly authorized issue of Convertible Promissory Notes of Issuer, in the aggregate principal amount of up to Seven Hundred Thousand Dollars ($700,000) (the "PROMISSORY NOTES") being offered together with certain warrants (the "WARRANTS"). The Promissory Notes rank equally and ratably without priority over one another. No payment, including any prepayment, shall be made hereunder unless payment, including any prepayment, is made with respect to the other Promissory Notes in an amount which bears the same ratio to the then unpaid principal amount of such Promissory Notes as the payment made hereon bears to the then unpaid principal amount under this Note.

         Issuer agrees to issue to Noteholder or any transferee of Noteholder from time to time a replacement note or notes in the form hereof and in such denominations as such Person may request to facilitate such transfers and assignments. In addition, after delivery of an indemnification agreement in form and substance satisfactory to Issuer, Issuer also agrees to issue a replacement note if this Note has been lost, stolen, mutilated or destroyed.

         Issuer shall keep at its principal office a register (the "REGISTER") in which shall be entered the name and address of the registered holder of this Note and of all transfers of this Note. References to the "NOTEHOLDER" shall mean the Person listed in the Register as the payee of the Note. The ownership of this Note shall be proven by the Register. For the purpose of paying principal and any interest on this Note, Issuer shall be entitled to rely on the name and address in the Register and notwithstanding anything to the contrary contained in this Note, no Event of Default shall occur under Section 3(a) or 3(b) if payment of principal and any interest is made in accordance with the name and address contained in the Register.

         1. CERTAIN DEFINITIONS. The following terms (except as otherwise expressly provided) for all purposes of this Note shall have the respective meanings specified below. The terms defined in this Section 1 include the plural as well as the singular.

                  "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person. For the purposes of this definition, "control" when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                  "BUSINESS DAY" means any day except Saturday, Sunday and any day which is a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

                  "DEFAULT" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

                  "FINANCING" means the consummation of one or more equity and/or convertible debt financings by the Company with aggregate gross proceeds of at least Two Million Dollars ($2,000,000) (exclusive of amounts under the Promissory Notes that are converted into Securities in connection with the Financing).

                  "FINANCING BASED CONVERSION PRICE" means the lowest cash purchase price paid for Securities in a Financing. For purposes of computing the lowest cash purchase price paid for Securities in a Financing (other than a Variable Rate Transaction),

         (a) if the Financing consists of (i) shares of common stock, (ii) securities that are convertible into shares of common stock "Convertible Securities"), (iii) securities exchangeable for shares of common stock ("Exchange Securities") or (iv) securities exercisable for shares of common stock ("Warrant Securities"), then, except as otherwise provided below, the Financing Based Conversion Price shall be the lowest of the purchase price for the common stock, the conversion price of the Convertible Securities, the exchange price of the Exchange Securities or the exercise price of the Warrant Securities;

         (b)      if the Financing consists of (i) Warrant Securities and/or
                  (ii) Convertible Securities, Exchange Securities or shares of common stock, then no portion of the gross proceeds in such Financing shall be allocated to the Warrant Securities and the purchase price for the Warrant Securities shall be the exercise price thereof; For example if the Company receives $100 of gross proceeds and issues a unit consisting of (i) Warrant Securities to exercisable for 100 shares of common stock with a conversion price of $1.00 per share and (ii) 100 shares of common stock, then the Financing Based Conversion Price would be equal to $.50.


         (c) if the Financing consists of (i) Convertible Securities or Exchange Securities and (ii) shares of common stock, then for purposes of determining the Financing Based Conversion Price, the proceeds of the Financing shall be allocated to the Convertible Securities and Exchange Securities and the conversion price and the exchange price shall be appropriately adjusted downward to reflect the issuance of the shares of common stock in the Financing and no portion of the proceeds from the Financing shall be allocable to the shares of common stock. For example if the Company receives $100 of gross proceeds and issues a unit consisting of (i) $100 of Convertible Securities with a conversion price of $1.00 per share and (ii) 100 shares of common stock, then the Financing Based Conversion Price would be equal to $.50.

                  "MATURITY DATE" means June ____, 2009, or the conversion of this Note as set forth in Section 6 hereof.

                  "PERSON" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

                  "SECURITIES" means the common stock of the Company.

                   "VARIABLE RATE TRANSACTION" means a transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of common stock either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of common stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the common stock or (ii) enters into any agreement, including, but not limited to, an equity line of credit, whereby the Company may sell securities at a future determined price.

         2. PRINCIPAL AND INTEREST.

                  (a) INTEREST. The aggregate outstanding principal balance of this Note shall bear interest accruing from the date made to the date this Note shall have been converted or repaid in full at the rate of eighteen percent (18%) per annum, subject to adjustment as set forth in Section 3 hereof. All computations of interest payable hereunder shall be on the basis of a 360-day year and actual days elapsed in the period for which such interest is payable. Interest shall be due and payable on the Maturity Date.

                  (b) PAYMENT OBLIGATION. No provision of this Note shall alter or impair the obligations of Issuer, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, times and rate, and in the currency herein prescribed, subject to the conversion provisions of this Note as provided herein.

                  (c) PREPAYMENT. The principal hereunder and all interest accrued thereon may not be prepaid by the Issuer without the consent of the holders of at least a majority in interest of the outstanding principal amount of the Promissory Notes. Any such prepayment shall be without penalty or premium.

         3. EVENTS OF DEFAULT AND REMEDIES. In case one or more of the following events (each, an "EVENT OF DEFAULT") (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) shall have occurred and be continuing:

                  (a) default in the payment of all or any part of the principal of any of this Note as and when the same shall become due and payable, at maturity, by declaration or otherwise; or

                  (b) default in the payment of all or any part of the interest on any of this Note as and when same shall become due and payable; or

                  (c) failure on the part of Issuer duly to observe or perform any other of the covenants or agreements on the part of Issuer contained in this Note, the warrant issued by the Issuer to the Noteholder in connection therewith, or the Securities Purchase Agreement by and among the Issuer and the investors party thereto, including the Noteholder, dated the date of this Note (the "Transaction Documents") (other than those covered by clauses (a) and (b) above) for a period of fifteen (15) Business Days after the date on which written notice specifying such failure, stating that such notice is a "Notice of Default" hereunder and demanding that Issuer remedy the same, shall have been given by registered or certified mail, return receipt requested, to Issuer; or

                  (d) failure on the part of Issuer to deposit or cause to be deposited additional Escrow Shares (as defined in the Securities Purchase Agreement) within 30 days of the date of the Investor Notice (as defined in the Securities Purchase Agreement); or (e) Issuer pursuant to or within the meaning of Title 11, U.S. Code or any similar federal or state law for the relief of debtors ("BANKRUPTCY LAW"):

                           (i) commences a voluntary case or proceeding,

                           (ii) consents to the entry of an order for relief
against it in an involuntary case or proceeding,

                           (iii) consents to the appointment of any receiver,
trustee, assignee, liquidator or similar official under any Bankruptcy Law (a "CUSTODIAN") of it or for all or substantially all of its property,

                           (iv) makes a general assignment for the benefit of
its creditors, or

                           (v) admits in writing its inability to pay its debts
as the same become due; or

                  (f) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                           (i) is for relief against Issuer in an involuntary
case,

                           (ii) appoints a Custodian of Issuer or for all or
substantially all of the property of Issuer, or

                           (iii) orders the liquidation of Issuer,

                  and such order or decree remains unstayed and in effect for 30 days;


                  (g) any representation, warranty or other statement in this Note or any of the other Transaction Documents, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished and such misrepresentation relates to an event, fact, occurrence, condition (financial or otherwise) or operating results in each such case with respect to the Company taken as a whole; or

                   (h) OTHER PAYMENT OBLIGATIONS. Any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed (or any guarantees thereof, excluding this Note and the other Transactions Documents) by Issuer in an aggregate principal amount in excess of $150,000 is not paid when due either at its stated maturity or upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled unless such obligation is due or has been accelerated as a result of a non-monetary default and the Issuer is in good faith contesting that such obligation is due; or

                  (i) A final judgment or order for the payment of money in excess of $150,000 shall be rendered against Issuer and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of Issuer and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within 30 days after issue or levy; or

                  (j) TRANSACTION DOCUMENTS. Any Transaction Document or any material term thereof shall cease to be, or be asserted by Issuer not to be, a legal, valid and binding obligation of Issuer enforceable in accordance with its terms; or
                  (k) the Financing is prohibited by any governmental authority in the Peoples' Republic of China or any law or regulation promulgated by such authority.


then, in each case where an Event of Default occurs, the holders (the "Majority Holders") of a majority in principal amount of the Promissory Notes, by notice in writing to Issuer (the "ACCELERATION NOTICE"), may, at their option, declare the outstanding principal hereunder and under all of the other Promissory Notes and all accrued and unpaid interest hereon and thereon to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable; PROVIDED that if an Event of Default specified in Section 3(g) or 3(h) occurs, the principal hereunder and under all of the other Promissory Notes and all accrued and unpaid interest hereon and thereon shall become and be immediately due and payable without any declaration or other act on the part of the Noteholder or the Majority Holders.

         The Issuer shall reimburse the Noteholder, on demand, for any and all costs and expenses, including (but not limited to) reasonable attorney fees and court costs, incurred by the Noteholder in collecting or otherwise enforcing this Note or in attempting to do any of the foregoing. During any period in which an Event of Default has occurred and is continuing, Issuer shall pay interest on the unpaid principal balance hereof at an aggregate rate per annum equal to the 24% per annum or the maximum rate permitted by applicable law, whichever is lower.

         Notwithstanding anything contained herein to the contrary, upon the Maturity Date, the Noteholder, by notice in writing to Issuer, may, at its option, declare the outstanding principal hereunder and all accrued and unpaid interest hereon to become due and payable immediately.

         4. POWERS AND REMEDIES CUMULATIVE; DELAY OR OMISSION NOT WAIVER OF DEFAULT. No right or remedy herein conferred upon or reserved to the Noteholder is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

         No delay or omission of the Noteholder to exercise any right or power accruing upon any Default or Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Default or Event of Default or an acquiescence therein; and every power and remedy given by this Note or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Noteholder.

         5. WAIVER OF PAST DEFAULTS. The Noteholder may waive in writing any past Default or Event of Default hereunder and its consequences. In the case of any such waiver, Issuer and the Noteholder shall be restored to their former positions and rights hereunder, respectively; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

         Upon any such waiver, such Default shall cease to exist and be deemed to have been cured and not to have occurred, and any Default or Event of Default arising therefrom shall be deemed to have been cured, and not to have occurred for every purpose of this Note, and the interest rate hereon shall not be deemed to have increased; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

         6. Conversion.

                  (a) The Noteholder has the right, at the Noteholder's option, prior to the repayment of the outstanding balance under the Note by Issuer, to convert all or any portion of the outstanding balance of this Note into Securities (i) upon the successful completion of a Financing, or (ii) at any time up to and including the Maturity Date, if the Financing has not occurred within 12 months of the date hereof. Upon successful completion of a Financing, the Noteholder shall receive, upon conversion of this Note, or any part thereof pursuant to the terms of this subsection such whole number of fully paid and non-assessable shares of the Securities that is equal to the quotient of the outstanding principal hereunder, divided by fifty percent (50%) of the Financing Based Conversion Price. In connection with such conversion, the Noteholder shall receive such non-economic rights as a purchaser and holder of the Securities issued in the Financing that are no less favorable in the aggregate and in any single instance than those granted to any other purchaser of such Securities. Notwithstanding the foregoing, in the event that the Financing constitutes a Variable Rate Transaction, then the Holder shall not have the right to convert all or any portion of the outstanding balance of this Note into Securities. In lieu thereof, the Noteholder shall have the right to convert all of the outstanding balance of this Note into securities offered in the Financing. If the Noteholder elects to so convert, then the Noteholder shall receive $2.00 of securities in such Financing for each $1.00 converted pursuant to this Note. Upon such conversion, the Noteholder shall surrender all of the Warrants received upon the purchase of this Note.

                  (b) OPTIONAL. If a Financing has not occurred within 12 months of the date hereof, the outstanding principal hereunder PLUS all interest accrued thereon may, at the Noteholder's option, be converted on the Maturity Date, into shares of Issuer's equity securities ("COMMON SHARES"), at a conversion price equal to $0.228 calculated as follows: (x) three hundred percent (300%) of the Issuer's 2007 audited comprehensive income, divided by (y) the number of Common Shares outstanding on the date hereof, on a fully-diluted basis (not including the shares issuable upon conversion of the Promissory Notes and Warrants), subject to adjustment as set forth in Section 9 of the Warrant issued to Noteholder on the date hereof. .

                  If the Noteholder opts to convert the principal balance of this Note and all accrued and unpaid interest hereunder into Common Shares as aforesaid, the Noteholder shall provide the Issuer with notice of its option to convert within seven (7) days prior to or 10 Business Days after the Maturity Date. The Issuer shall not be obligated to issue certificates evidencing the

Common Shares upon such conversion unless (i) this Note is either delivered to the Issuer or its transfer agent, or the Noteholder notifies the Issuer or its transfer agent that such Note has been lost, stolen or destroyed and executes an agreement satisfactory to the Issuer to indemnify the Issuer from any loss incurred by it in connection with such Note and (ii) if applicable, the Noteholder executes and delivers to the Issuer counterpart signature pages or joinder agreements to all of the Transaction Documents entered into by other holders of equity securities of the Issuer. If Noteholder complies with the immediately preceding sentence, the Issuer shall, as soon as practicable and in no event more than 3 trading days after the Maturity Date, issue and deliver to such Noteholder, a certificate or certificates for the Common Shares to which the Noteholder shall be entitled.

                  (c) CONSENTS. Upon the occurrence of the events specified in paragraphs (a) and (b) above, the Issuer shall use best efforts to obtain any and all permits, approvals, consents and amendments and take any and all other actions necessary to permit the optional conversions described in paragraphs (a) and (b) above, which conversions shall not be consummated until such permits, approvals, consents and amendments are obtained.

                  (d) FRACTIONAL SHARES. Upon the conversion of this Note pursuant to this Section, no fractional shares or scrip representing fractional shares shall be issued. With respect to any fraction of a share called for upon the conversion of this Note or any portion hereof, a cash amount equal to such fraction shall be paid to the Noteholder.

         7. LIQUIDATION RIGHTS. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Issuer, this Note shall be entitled to a claim in liquidation before participation by the holders of any debt subordinate hereto or of any capital stock of the Issuer. The amount of the claim in liquidation shall equal the face amount of this Note plus an 18% premium. If upon such liquidation, dissolution, or winding up, the assets available for distribution among the holders of the Promissory Notes shall be insufficient to permit the payment of the full amounts of their claims in liquidation, then the entire assets of the Issuer to be distributed to the holders of the Promissory Notes shall be distributed pro-rata among the holders of the Promissory Notes based upon the amounts of their respective claims in liquidation.

         9. ASSIGNMENT OF NOTE. This Note is transferable or assignable by the Noteholder or any transferee of the Noteholder provided that such transfer or assignment is made in compliance with the Securities Act of 1933, as amended, and any applicable state and foreign securities laws and provided that the transferee does not request any removal of any existing legends on any certificate evidencing the Note or securities issuable upon conversion hereof.

         10. MODIFICATION OF NOTE. This Note may be modified with the written consent of the Issuer and the Majority Holders.

         11. MISCELLANEOUS.

         (a) This Note shall be governed by and be construed in accordance with the laws of the State of New York without regard to the conflicts of law rules of such state. Each of the Issuer and Noteholder hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in respect of actions brought against it as a defendant, in any action, suit or proceeding arising out of or relating to this Note, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action, suit or proceeding may be heard and determined in such courts. Each of the parties hereto agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Issuer and Noteholder hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Note, or in any court referred to above. Each of the parties hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action, suit proceeding in any such court and waives any other right to which it may be entitled on account of its place of residence or domicile.

         (b) Issuer hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically provided herein, and assent to extensions of the time of payment, or forbearance or other indulgence without notice.

         (c) The Section headings herein are for convenience only and shall not affect the construction hereof. This Note and other Transaction Documents constitute the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and shall supersede any prior agreements and understandings between the parties hereto with respect to such subject matter. The parties agree that this Note shall be deemed to have been jointly and equally drafting by them, and that the provisions of this Note therefore should not be construed against a party or parties on the grounds that such party or parties drafted or was more responsible for the drafting of any such provision(s).

                            [signature page follows]

         IN WITNESS WHEREOF, Issuer has caused this Convertible Promissory Note to be duly executed as of the date first set forth above.



                                      HANKERSEN INTERNATIONAL, CORP.



                                      By:  _____________________________________
                                           Name:  Pengcheng Chen
                                           Title: President